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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
TENNANT COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TENNANT COMPANY

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
MAY 1, 2003

To Our Shareholders:

        The Annual Meeting of Shareholders of Tennant Company will be held at the Radisson Hotel & Conference Center, 3131 Campus Drive, Plymouth, Minnesota, on Thursday, May 1, 2003, at 10:30 a.m., Central Daylight Time, for the following purposes:

  (1)
  To elect two directors for a three-year term, such that the total number of directors is seven;

  (2)
  To ratify the appointment of KPMG LLP as independent auditors of the Company; and

  (3)
  To act upon any other business that may properly come before the meeting.

        Only holders of Common Stock of record at the close of business on March 3, 2003, will be entitled to vote at the meeting or any adjournment thereof.

        You are cordially invited to attend the meeting. Whether or not you plan to come to the meeting, please sign, date and return your Proxy in the reply envelope provided. Your cooperation in promptly signing and returning your Proxy will help avoid further solicitation expense.

March 27, 2003                                                                                                                Eric A. Blanchard, Secretary

TENNANT COMPANY
E S T A B L I S H E D 1 8 7 0
701 N. LILAC DRIVE, P.O. BOX 1452, MINNEAPOLIS, MINN. 55440

TENNANT COMPANY

PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation by Tennant Company (the "Company"), on behalf of its Board of Directors, of Proxies for the Annual Meeting of Shareholders to be held Thursday, May 1, 2003, and any adjournment thereof. Stock represented by Proxies will be voted as follows: where specification is made in the Proxy, the stock will be voted in accordance therewith; where no specification is made in the Proxy, the stock will be voted for all proposals. Proxies may be revoked at any time before being voted by giving written notice of revocation at the mailing address noted or at the meeting or by a later-dated Proxy delivered to an officer of the Company. Personal attendance and voting in person does not revoke a written Proxy.

        There were outstanding on March 3, 2003, the record date for shareholders entitled to vote at the meeting, 8,953,597 shares of Common Stock, each entitled to one vote.

        Expenses in connection with the solicitation of Proxies will be paid by the Company. Solicitation of Proxies will be principally by mail. In addition, several of the officers or employees of the Company may solicit Proxies, either personally or by telephone, or by special letter, from some of the shareholders. The Company also will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send Proxies and proxy material to their principals, and will reimburse them for their expenses in so doing.

        The mailing address of the principal executive office of the Company is 701 North Lilac Drive, P.O. Box 1452, Minneapolis, Minnesota 55440. This Proxy Statement and form of Proxy enclosed are being mailed to shareholders commencing March 27, 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of March 3, 2003, certain information with respect to all shareholders known to the Company to have been beneficial owners of more than 5% of its Common Stock, and information with respect to the Company's Common Stock beneficially owned by directors (and director nominees) of the Company, the executive officers of the Company included in the Summary Compensation Table set forth under the caption "Executive Compensation" below and all directors and executive officers of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Vanguard Fiduciary Trust Company(1) 500 Admiral Nelson Blvd. Malvern, PA	1,112,675 shares(2) Vanguard has sole voting authority for 0 shares, shared voting authority for 1,112,675 shares, sole investment authority for 0 shares, and shared investment authority for 1,112,675 shares.	12.4%
AIM Funds Management, Inc.(1) 5140 Yonge Street, Suite 900 Toronto, Ontario	889,200 shares	9.9%
U.S. Bancorp(1)(3) 601 2nd Avenue South Minneapolis, MN	834,327 shares U.S. Bancorp has sole voting authority for 218,057 shares, shared voting authority for 616,270 shares, sole investment authority for 205,859 shares, and shared investment authority for 390,663 shares.	9.3%
Lord, Abbett & Co.(1) 90 Hudson Street Jersey City, NJ	617,150 shares	6.9%
Fenimore Asset Management(1) 384 N. Grand Street, Box 310 Cobleskill, NY 12043	587,215 shares	6.6%
Gabelli Asset Management, Inc.(4) One Corporate Center Rye, NY	463,303 shares	5.2%
Janet M. Dolan	172,912 shares(5)(6)	1.9%
Rex L. Carter	7,607 shares(5)(7)	*
H. Chris Killingstad	10,414 shares(5)(8)	*
Anthony Lenders	10,476 shares(9)	*
Anthony T. Brausen	11,169 shares(5)(10)	*
William I. Miller	19,902 shares(11)	*
Edwin L. Russell	16,214 shares(12)	*
Pamela K. Knous	12,913 shares(13)	*
Frank L. Sims	8,893 shares(14)	*
Stephen G. Shank	6,360 shares(15)	*
James T. Hale	5,554 shares(16)	*

All directors and executive officers as a group (16 persons)	324,656 shares(5)(17)	3.5%

*
An asterisk in the column listing the percentage of shares beneficially owned indicates the person owns less than 1% of total.

(1)
The information set forth above as to the Amount and Nature of Beneficial Ownership is based upon Schedule 13G statements filed with the Securities and Exchange Commission reflecting beneficial ownership as of December 31, 2002.

(2)
This number includes 1,112,675 shares held in trust as of December 31, 2002, for the benefit of employees in certain of the Company's employee benefit plans, all of which have been allocated to plan participants. The plan trustee votes shares allocated to participant accounts as directed by participants. Shares held by the trustee on behalf of the plans as to which participants have made no timely voting directions are voted by the plan trustee in the same proportions as shares for which directions are received. Shares held by the trustee on behalf of the plans may be disposed of by the plans or the trustee only in accordance with the terms of the plans. For tender decisions, if no instruction is received from a participant, the shares will not be tendered.

(3)
The information set forth above as to the Amount and Nature of Beneficial Ownership is based upon information from a Schedule 13G statement filed by U.S. Bancorp and various affiliated entities, including U.S. Bancorp Asset Management, Inc., with the Securities and Exchange Commission reflecting beneficial ownership as of December 31, 2002, and other information confirmed by the bank. 484,457 of which shares were held in various private trusts and 349,870 of which shares were held in the "unallocated" account of the Tennant Company Profit Sharing and Employee Stock Ownership Plan (the "Tennant Profit Sharing and ESOP Plan"). The bank disclaims that it is the beneficial owner of shares held in the private trusts or the Tennant Profit Sharing and ESOP Plan. The Securities and Exchange Commission has taken the position with respect to ESOP plans that the plan trustee is the beneficial owner of shares held in an unallocated reserve pending allocation to participants' accounts.

(4)
This information is based solely on information contained in a Schedule 13D filed with the Securities and Exchange Commission dated January 10, 2003 reflecting beneficial ownership by Gabelli Funds, LLC, GAMCO Investors, Inc., MJG Associates, Inc., Gabelli Group Capital Partners, Inc., Gabelli Asset Management Inc. and Mario J. Gabelli. The Schedule 13D was filed by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. The Schedule 13D reports that (i) 50,170 shares are beneficially owned by Gabelli Funds, LLC, over which it has sole voting and dispositive power, (ii) 411,133 shares are beneficially owned by GAMCO Investors, Inc., over which it has sole voting and dispositive power and (iii) 2,000 shares are beneficially owned by MJG Associates, Inc., over which it has sole voting and dispositive power.

(5)
Includes shares allocated to the individual or group under the Tennant Profit Sharing and ESOP Plan.

(6)
Includes 134,420 shares covered by currently exercisable options granted to Ms. Dolan.

(7)
Includes 5,684 shares covered by currently exercisable options granted to Mr. Carter.

(8)
Includes 6,667 shares covered by currently exercisable options granted to Mr. Killingstad.

(9)
Includes 7,150 shares covered by currently exercisable options granted to Mr. Lenders.

(10)
Includes 8,567 shares covered by currently exercisable options granted to Mr. Brausen.

(11)
Includes 10,167 shares covered by currently exercisable options granted to Mr. Miller.

(12)
Includes 9,167 shares covered by currently exercisable options granted to Mr. Russell.

(13)
Includes 7,167 shares covered by currently exercisable options granted to Ms. Knous.

(14)
Includes 4,267 shares covered by currently exercisable options granted to Mr. Sims.

(15)
Includes 2,067 shares covered by currently exercisable options granted to Mr. Shank.

(16)
Includes 1,666 shares covered by currently exercisable options granted to Mr. Hale.

(17)
Includes 244,790 shares covered by currently exercisable options granted to 16 executive officers and directors of the Company.

DIRECTORS

ELECTION OF DIRECTORS

        Pursuant to the Restated Articles of Incorporation of the Company, directors are elected for staggered terms of three years, with approximately one-third of the directors to be elected each year.

        At the Annual Meeting, two directors are to be elected, such that the total number of directors is seven. The Board of Directors has designated William I. Miller and Edwin L. Russell as nominees for election to serve three-year terms ending at the time of the Annual Meeting in 2006 and, in each case, until their successors are elected and have qualified. The nominees have indicated a willingness to serve, but in case any of the nominees is not a candidate at the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote in favor of the other nominees named and to vote for a substitute nominee in their discretion.

        The affirmative vote of a majority of the outstanding shares of Common Stock present and entitled to vote in person or by proxy on the election of directors is necessary to elect each nominee. For this purpose, a shareholder voting through a Proxy who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect a negative vote; but a shareholder (including a broker) who does not give authority to a Proxy to vote, or withholds authority to vote, on the election of directors shall not be considered present or entitled to vote on the election of directors.

        The following information is furnished with respect to each nominee for election as a director and for each director whose current term of office will continue after the meeting:

Nominees for election for terms expiring in 2006 (Class II Directors):
[PHOTO]

WILLIAM I. MILLER, 46                                        Director Since 1994
Mr. Miller became Chairman in 1990 and has been a director since 1985 of Irwin Financial Corporation, a publicly traded diversified financial services company. He was President of Irwin Management Company, an investment management company, from 1984 to 1990. Mr. Miller continues to serve as Chairman of the Board of Irwin Management Company and as Chairman of the Board of Tipton Lakes Company, a real estate development firm. Mr. Miller also serves as a director of Cummins, Inc. He is a director or trustee of three mutual funds, the New Perspective Fund, Inc., the EuroPacific Growth Fund and the New World Fund. Mr. Miller also is a Trustee of The Taft School, a Trustee of the National Building Museum, and a member of the Investment Committee at Yale University. Mr. Miller serves as Chair of the Executive Compensation Committee and as a member of the Executive Committee and the Governance Committee.

[PHOTO]

EDWIN L. RUSSELL, 58                                        Director Since 1997
Mr. Russell has been Chairman and Chief Executive Officer of Horizon Investments, a private investment firm, since August 2001. Mr. Russell joined Minnesota Power, Inc. (now ALLETE), a multi-services company with holdings in automotive, water, investments, and electric businesses, as President in 1995 and served as its Chairman, President and Chief Executive Officer from 1996 until August 2001. Prior to joining ALLETE, Mr. Russell was Group Vice President of J. M. Huber Corporation, a broadly diversified manufacturing and natural resources company. Mr. Russell also serves as a director of Owens Forest Products Inc. and Blue Cross and Blue Shield of Rhode Island. Mr. Russell serves as a member of the Audit Committee and the Executive Compensation Committee.
Directors whose terms expire in 2004 (Class III Directors):
[PHOTO]

JAMES T. HALE, 62                                                 Director Since 2001
Mr. Hale has served as Executive Vice President, General Counsel and Corporate Secretary of Target Corporation, an operator of large- store general merchandise formats, since March 2000 and previously served as Senior Vice President, General Counsel and Corporate Secretary of Target Corporation from 1981 to 2000. Prior to joining Target, Mr. Hale held various Vice President positions at General Mills, Inc. from 1979 to 1981. From 1966 to 1979, he practiced law at Faegre & Benson LLP. Mr. Hale serves as a member of the Governance Committee and the Executive Compensation Committee.
[PHOTO]

PAMELA K. KNOUS, 49                                                 Director Since 1998
Ms. Knous has served as Executive Vice President and Chief Financial Officer of SUPERVALU INC., a leading food retail and distribution business, since September 1997. Ms. Knous serves as Chair of the Audit Committee and as a member of the Executive Compensation Committee.
Directors whose terms expire in 2005 (Class I Directors):
[PHOTO]

JANET M. DOLAN, 53                                                 Director Since 1998
Ms. Dolan has been President of the Company since April 1998 and was elected as Chief Executive Officer in April 1999. She previously served as Chief Operating Officer from April 1998 to April 1999. Ms. Dolan also serves as a director of Donaldson Company, Inc. and The St. Paul Companies, Inc. She is a member of the NYSE Listed Company Advisory Committee. Her community activities include serving as a director and officer of the Greater Twin Cities United Way. Ms. Dolan serves as Chair of the Executive Committee.

[PHOTO]

STEPHEN G. SHANK, 59                                        Director Since 2000
Mr. Shank is co-founder of Capella University and has been its President, and is Chairman and Chief Executive Officer of Capella Education Company, since 1993. Capella University is an accredited online university offering courses, certificates, undergraduate and graduate degree programs. Previously, he served as Chairman and CEO of Tonka Corporation, a manufacturer of children's toys and games, from 1979 until 1991. Mr. Shank began his career as an attorney with Dorsey & Whitney from 1972 through 1974, and then served as General Counsel of Tonka Corporation from 1974 through 1978. He has also completed the University of Minnesota Executive Education Program. Mr. Shank serves as Chair of the Governance Committee and as a member of the Audit Committee.
[PHOTO]

FRANK L. SIMS, 52                                                 Director Since 1999
Mr. Sims has been the Corporate Vice President of Transportation of Cargill, Inc., a marketer and distributor of agricultural and industrial products and services, since July 2000, and is a member of the Management Corporate Center. Mr. Sims joined Cargill in 1972 and has served in a number of executive positions, including President of Cargill's North American Grain Division from 1998 to 2000. Mr. Sims also serves as a director of the Federal Reserve Bank of Minnesota, Ault Incorporated and Minnesota Public Radio. He also is a trustee of the United Theological Seminary. Mr. Sims serves as a member of the Audit Committee and the Executive Compensation Committee.

        The Board of Directors has an Audit Committee composed of Ms. Knous, Mr. Russell, Mr. Shank and Mr. Sims, which met on five occasions during 2002. The primary function of the Audit Committee is to assist the Board in fulfilling its fiduciary responsibilities relating to the Company's accounting, financial reporting, internal control, auditing and regulatory compliance activities.

        The Board has an Executive Compensation Committee composed of Mr. Hale, Ms. Knous, Mr. Miller, Mr. Russell and Mr. Sims, which met on two occasions during 2002. The primary function of the Executive Compensation Committee is to review and develop executive compensation plans of the Company and determine the compensation of officers.

        The Board has an Executive Committee composed of Ms. Dolan and Mr. Miller, which did not meet during 2002. The primary function of the Executive Committee is to exercise the authority of the Board of Directors in the intervals between meetings of the Board of Directors.

        The Board has a Governance Committee composed of Mr. Hale, Mr. Miller and Mr. Shank, which met on two occasions in 2002. The primary function of the Governance Committee is to set Board compensation and recommend nominees for election to the Board. Shareholders who wish to suggest qualified candidates to the Committee should write to Eric A. Blanchard, Secretary of the Company, at 701 North Lilac Drive, P.O. Box 1452, Minneapolis, Minnesota 55440, stating in detail the candidate's qualifications for consideration by the Committee. If a shareholder wishes to nominate a director other than a person nominated by or on behalf of the Board of Directors, he or she must comply with certain procedures set out in the Company's Restated Articles of Incorporation. Under the Company's Restated Articles of Incorporation, no person (other than a person nominated by or on behalf of the Board of Directors) shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination is received from a shareholder of record by the Secretary of the Company not less than 75 days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director.

        During 2002, the Board of Directors met on four occasions. All incumbent directors attended more than 75% of the aggregate number of meetings of the Board and of committees on which they served during 2002.

COMPENSATION OF DIRECTORS

        Non-employee directors are compensated solely with restricted stock and stock options. Pursuant to the Tennant Company Restricted Stock Plan for Non-employee Directors (the "Director Plan"), non-employee directors are entitled to an annual retainer payable in the form of restricted stock issued once every three Board Years (as defined in the Director Plan). The Director Plan provides for the issuance of restricted stock in an amount equal to the designated annual retainer for the Board Year then commencing and the next two succeeding Board Years, based on the then Fair Market Value (as defined in the Director Plan) of such restricted stock. For the three Board Years commencing May 2, 2002, this equated to a retainer of $94,500, which is $31,500 per year (the amount of the annual retainer at that time). On May 2, 2002, each non-employee director was issued 2,158 shares of restricted stock, based on a Fair Market Value of $43.81 per share. Under the Director Plan, non-employee directors who are elected or appointed to the Board on a date other than a regular issue date receive a prorated number of shares of restricted stock.

        The Director Plan provides that the restrictions on the restricted stock will lapse only upon the first to occur of (a) the death of the director, (b) the disability of the director preventing continued service on the Board, (c) retirement of the director from the Board in accordance with any policy on retirement of Board members then in effect, (d) the termination of service as a director by reason of resignation at the request of the Board, the director's failure to have been nominated for reelection to the Board or to have been re-elected by the shareholders, or the director's removal by the shareholders, or (e) a change in control of the Company (as defined in the Director Plan). In no event will the restrictions lapse prior to six months after the date of issuance. Upon the occurrence of an event causing the restrictions to lapse, restricted stock issued to the director in payment of the retainer for Board Years commencing following the occurrence of the event is forfeited and returned to the Company.

        Pursuant to the Tennant Company Non-Employee Director Stock Option Plan (the "Director Option Plan"), each non-employee director received an option grant for 2,000 shares at Fair Market Value of $44.00 per share on May 3, 2002. Each non-employee director will receive an option grant for 2,000 shares at Fair Market Value on May 3, 2003. Under the Director Option Plan, non-employee directors who are elected or appointed to the Board on a date other than an annual meeting of shareholders receive a prorated number of stock options.

TENNANT COMPANY AUDIT COMMITTEE REPORT

        The Audit Committee of the Company's Board of Directors is composed of four "independent" directors, as that term is defined in the applicable listing standards of the New York Stock Exchange. The Board of Directors has also determined that Ms. Knous meets the requirements of an "audit committee financial expert" as that term is defined under new SEC regulations and is independent of management of the Company. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee is in the process of reassessing the adequacy of the charter in light of recent legislative and regulatory developments and expects to recommend that the Board of Directors approve amendments to the charter to reflect evolving best practices.

        The Committee provides oversight on matters relating to accounting, financial reporting, internal control, auditing and regulatory compliance activities. The Committee is directly responsible for the appointment, compensation, retention and oversight of the Company's independent auditors.

        The Committee held five meetings during 2002. The meetings were designed to facilitate and encourage private communication between the Committee and the Company's independent auditors, KPMG LLP. In addition, the Committee complied with its charter responsibilities. The Audit Committee has reviewed and discussed the audited financial statements with management. The Committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

        The Company's independent auditors also provided to the Committee the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors the firm's independence.

        Based upon the Committee's discussion with management and the independent auditors and the Committee's review of financial statements and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

Pamela K. Knous (Chairperson) Edwin L. Russell	Stephen G. Shank Frank L. Sims
Members of the Audit Committee

FEES PAID TO INDEPENDENT AUDITOR

        The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company's annual financial statements and reviews of the Company's Forms 10-Q for 2002 and fees billed for other services rendered by KPMG LLP for 2002.

Audit Fees, excluding audit-related	$336,500

All Other Fees:
Audit-related fees(1)	$54,000
Other non-audit services(2)	231,000

Total All Other Fees	$285,000

(1)
Audit-related fees consisted primarily of audits of financial statements of employee benefit plans.

(2)
Other non-audit fees principally consisted of international expatriate tax services and international tax compliance and consulting services.

        The Audit Committee has determined that the provision of non-audit services by the Company's independent auditor was compatible with maintaining the auditor's independence.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        Overview and Philosophy.    The Executive Compensation Committee of the Board of Directors is composed entirely of outside directors and is responsible for reviewing and developing executive compensation plans of the Company. In addition, the Executive Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company.

        The objectives of the Company's executive compensation program are to:

  •
  Motivate executives to achieve corporate goals by placing a significant portion of pay at risk.

  •
  Provide a strong link between the Company's short- and long-term goals and executive compensation.

  •
  Provide competitive total compensation in order to attract and retain high-caliber key executives critical to the long-term success of the Company.

  •
  Align the executives' interests with those of the shareholders by providing a significant portion of compensation in Company Common Stock.

        The executive compensation program is intended to provide an overall level of compensation opportunity that is competitive with other U.S. durable goods manufacturing companies. To determine competitiveness, the Committee annually uses sales volume adjusted data from a top-management compensation survey. This data is verified every three to four years through the use of an outside consultant which compares all aspects of the Company's executive compensation with that of other similar companies. Actual compensation levels may be greater or less than average competitive levels depending on annual and long-term Company performance, individual performance against goals set at the beginning of the year, and scope of responsibilities as compared to a similar position within the surveys. The Executive Compensation Committee uses its discretion to set executive compensation at levels warranted in its judgment by external, internal or individual circumstances.

        The Company's policy is to structure its compensation programs, where possible, to qualify for exemptions from the deduction limitations under the Internal Revenue Code Section 162(m). Certain of the Company's compensation plans should qualify for exemption from the deduction limitations under this Section.

        Executive Compensation Program.    The Company's executive compensation program is comprised of base salary, annual cash incentive compensation and long-term incentive compensation in the form of cash-based awards, stock awards, restricted stock grants, and stock options. The long-term plans have a significant portion of their payout in Company Common Stock. In addition, executives receive various benefits, including medical and retirement plans, generally available to employees of the Company.

        Base Salary.    Base salary levels for the Company's executives are competitively set relative to the average of other U.S. durable goods manufacturing companies of similar size. In determining salaries, the Executive Compensation Committee also takes into account individual experience, performance, and scope of responsibility, although no particular weight is given to any one factor.

        Annual Cash Incentive Compensation.    The purpose of the annual cash incentive program is to provide a direct financial incentive in the form of annual cash incentives to executives to achieve their business units' and/or the Company's annual goals. Target incentive awards are set at a level consistent with the averages of other U.S. durable goods manufacturers, after adjusting for sales volume. In fiscal 2002, Company and business unit economic profit improvement was the financial metric used for the annual incentive plan. Economic profit is based on the Company's net operating profit after taxes less a charge for net assets used in the business. Executives can earn incentive compensation based on the level of economic profit improvement year over year.

        Stock Incentive Plans.    The stock incentive plans are the Company's long-term incentive plans for executive officers and key managers. The objectives of the program are to align executive and shareholder long-term interests by creating a direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant, long-term ownership position in the Company's Common Stock. In order to better define for executives the minimum amount of stock that should be held, the Executive Compensation Committee established in 1993 executive stock holding guidelines. These guidelines, which were revised late in 1997, identify the amount of stock (restricted and unrestricted) each executive should hold as a multiple of his or her base pay. The current guidelines are: CEO—six times base salary and Vice Presidents—three times base salary. Each year, the Committee reviews the progress of each executive towards those goals.

        The Executive Compensation Committee annually grants a variety of stock-based awards under the Company's stock incentive plans. The amount of the awards increases as a function of higher salary and position in the Company. The award amounts, as a percent of base salary, are reviewed and adjusted, as necessary, to ensure their competitiveness. The last review, conducted in 2002, showed that the Company's executive pay was competitive.

        During 2002, the following types of awards were granted:

  •
  Management Incentive Plan

    Awards earned under this plan vest over a three-year period from the date of issuance.

  •
  Restricted Stock

    These grants vest 100% at the end of the restriction period.

  •
  Stock Options

    These options permit executives to purchase Company stock during a ten-year period at the price in effect at the beginning of that period.

  •
  Short-Term Incentive Plan

    These awards will be made in either cash or deferred stock units.

        Chief Executive Officer Compensation.    Ms. Dolan's fiscal 2002 base salary and incentive award were determined by the Executive Compensation Committee in accordance with the methodology described above.

Base Salary	—	Ms. Dolan's total base salary for fiscal 2002 was $397,093. This amount approximates the market average for durable goods manufacturing companies of similar size.
Annual Incentive	—	Ms. Dolan earned no annual incentive for fiscal 2002.
Long-Term Performance Grants	—	Ms. Dolan earned no management incentive plan award for fiscal 2002. She received in 2002 a restricted stock grant value of $25,005. She also received in 2002 a stock option grant for 34,100 shares.
William I. Miller Pamela K. Knous James T. Hale	Edwin L. Russell Frank L. Sims
Members of the Executive Compensation Committee

SUMMARY COMPENSATION TABLE

        The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company (the "named executive officers").

Long-Term Compensation
	Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Restricted Stock Award(s)(2) ($)	Securities Underlying Options (#)	LTIP Payouts(3) ($)	All Other Compensation(4) ($)
Janet M. Dolan President and Chief Executive Officer	2002 2001 2000	397,093 364,500 367,500	0 0 274,437	25,005 25,017 24,998	34,100 0 0	97,192 140,107 282,559	19,855 24,075 23,420
Rex L. Carter Chief Information Officer(5)	2002 2001	249,999 43,269	50,000 45,000	11,983 37,970	5,800 15,000	0 0	9,019 0
H. Chris Killingstad Vice President, North America(6)	2002	211,153	35,000	83,980	20,000	0	6,335
Anthony Lenders Vice President and Managing Director, Europe(7)	2002 2001 2000	233,950 197,400 105,000	0 0 0	11,983 11,997 81,712	8,850 3,800 2,300	1,988 2,263 0	0 0 32,294
Anthony T. Brausen Vice President, Chief Financial Officer and Treasurer(8)	2002 2001 2000	227,134 211,500 172,154	0 0 76,481	11,983 11,997 51,276	11,900 4,100 5,200	6,520 7,420 0	11,357 10,100 0

(1)
A deferral plan is provided for Tennant executives, which allows them to defer a portion of their salary. Executives may elect to defer up to 25% of their current year salary. The amounts shown in the above table for 2000, 2001, and 2002 include any amounts thus deferred. Payout is made in cash within ten years of termination of employment. Interest is paid on these deferred amounts at a rate set annually by the Executive Compensation Committee. For 2003 the interest rate has been set at 4.85% of the amounts deferred. Of the total 2002 salaries shown in the table, no salary deferral has been made.

(2)
The value of the restricted stock awards was determined by multiplying the Fair Market Value of the Company's Common Stock on the date of grant by the number of shares awarded. Using the fair market value of the Company's Common Stock as of December 31, 2002, the number and value of restricted stock awards issued in 2002 were as follows: 674 shares ($21,972) to Ms. Dolan; 323 shares ($10,529) to Mr. Carter; 2,000 shares ($65,200) to Mr. Killingstad; 323 shares ($10,529) to Mr. Lenders; and 323 shares ($10,529) to Mr. Brausen. These shares of restricted stock have a two-year vesting period from respective dates of issuance. Dividends are paid on restricted stock awards at the same time and rate as paid to all shareholders.

(3)
In addition to the Management Incentive Plan payouts described in note 2 above, amounts for 2002 also represent the dollar value of deferred stock units paid out in 2002 as follows: Ms. Dolan, $97,192; Mr. Lenders, $1,988; and Mr. Brausen, $6,520. Deferred stock units were paid in Common Stock on a share-for-share basis with respect to a minimum of 50% of the deferred stock units vested (valued, for this purpose, as of December 31 of the respective years of payment), and the balance was paid in cash.

(4)
Amounts represent payments under the Tennant Profit Sharing and ESOP Plan and the Company's Excess Benefit Plan as follows: (a) Profit Sharing Contributions (which, for 2000, were up to 5% of certified earnings, the first 2% of which are contributed to participants' accounts through the allocation of Company Common Stock from the unallocated ESOP reserve, with the remainder (if any) of such contributions paid to the participants in cash, and which, for 2001 and 2002, were equal to 2% of certified earnings) were paid as follows for 2000, 2001 and 2002, respectively: $8,183.55, $7,572.69 and $7,941.86 to Ms. Dolan; $0, $3,122.31 and $4,542.68 to Mr. Brausen; and $0, $0 and $769.23 to Mr. Carter; (b) employer Matching Contributions relating to employee Individual Shelter Contributions (Internal Revenue Code Section 401(k) contributions) were paid as follows for 2000, 2001 and 2002, respectively, through the allocation of Company Common Stock from the unallocated ESOP reserve: $2,380.00, $3,825.00 and $4,500.08 to Ms. Dolan; $0, $5,100.00 and $4,761.95 to Mr. Brausen; $0, $0 and $4,903.99 to Mr. Carter; and $0, $0 and $4,748.08 to Mr. Killingstad; and (c) Excess Benefit Plan awards were made as follows for 2000, 2001 and 2002, respectively: $12,856.50, $12,676.95 and $7,412.70 to Ms. Dolan; $0, $1,877.90 and $2,052.07 to Mr. Brausen; $0, $0 and $3,346.01 to Mr. Carter; and $0, $0 and $1,586.53 to Mr. Killingstad. Mr. Lenders is a resident of Belgium and does not participate in these compensatory programs.

(5)
Mr. Carter was first appointed as an executive officer in October 2001.

(6)
Mr. Killingstad was first appointed as an executive officer in May 2002.

(7)
Mr. Lenders was first appointed as an executive officer in August 2001.

(8)
Mr. Brausen was first appointed as an executive officer in March 2000.

STOCK OPTION AWARDS IN LAST FISCAL YEAR

        The following table summarizes Stock Option awards made during the last fiscal year under the Tennant Company 1992, 1995 and 1999 Stock Incentive Plans, as amended (collectively, the "Plans"), for the named executive officers.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for the Option Term(3)
Name	Options Granted (#)(1)	% of Total Options Granted to Employees During Fiscal Year	Exercise Price ($/sh)(2)	Expiration Date
					5% ($)	10% ($)
Janet M. Dolan	34,100	11.9	34.90	2/21/12	748,441	1,896,697
Rex L. Carter	5,800	2.0	34.90	2/21/12	127,301	322,605
H. Chris Killingstad	20,000	7.0	41.99	4/08/12	528,146	1,338,425
Anthony Lenders	8,850	3.1	34.90	2/21/12	194,244	492,251
Anthony T. Brausen	11,900	4.1	34.90	2/21/12	261,186	661,897

(1)
All such options granted under the Plans are nonqualified options, and are exercisable 33% per year, on a cumulative basis, beginning one year after the date of the grant. Such options become immediately exercisable, however, upon (a) death, disability, or retirement of the holder, or (b) a change of control (defined as certain changes in the Company's Board of Directors, certain concentrations of voting power, certain mergers, sales of corporate assets, statutory share exchanges or similar transactions, or liquidation or dissolution of the Company). The holder is permitted to pay the exercise price and withholding taxes due upon exercise with either cash, shares of Common Stock, a reduction in the number of shares delivered to the holder, or a combination of these alternatives.

(2)
The exercise price of such options is not less than the Fair Market Value (as defined in the Plans) of a share of Common Stock at the time of grant.

(3)
The hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates of 5% and 10% set by the Securities and Exchange Commission, and therefore are not intended to represent either historical appreciation or anticipated future appreciation of the Company's Common Stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES(1)

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)
					Value of Unexercised In-The-Money Options at Fiscal Year-End ($)(3)
Name	Shares Acquired on Exercise (#)	Value Realized(2) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Janet M. Dolan	0	0	115,053	51,622	110,750	0
Rex L. Carter	0	0	3,750	17,050	0	0
H. Chris Killingstad	0	0	0	20,000	0	0
Anthony Lenders	0	0	3,200	11,750	0	0
Anthony T. Brausen	0	0	3,600	17,600	2,535	2,535

(1)
Fiscal year ended December 31, 2002.

(2)
Value realized equals the number of shares exercised multiplied by the difference between market price and option price, before any provision for taxes.

(3)
Market value of underlying securities at fiscal year-end minus the exercise price.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information about shares of the Company's Common Stock that may be issued under the Company's equity compensation plans, as of December 31, 2002.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))
Equity compensation plans approved by security holders	1,026,379(1)(2)	$36.21(3)	752,163
Equity compensation plans not approved by security holders	0	N/A	0

Total	1,026,379	$36.21	752,163

(1)
Amount includes outstanding options under the 1992 Stock Incentive Plan, the 1993 Non-Employee Director Plan, the 1995 Stock Incentive Plan, the 1997 Non-Employee Director Stock Option Plan, the 1998 Management Incentive Plan, and the 1999 Stock Incentive Plan, each as amended (the "Plans").

(2)
Amount includes 12,173 shares of Common Stock that may be issued upon exercise of outstanding stock appreciation rights under the Plans. Amount also includes 18,106 shares of Common Stock that may be issued upon settlement of deferred stock units (phantom stock) under the Plans. Stock appreciation rights and deferred stock units may be settled in cash, stock or a combination of both. Column (a) includes the maximum number of shares that could be issued upon a complete distribution of all outstanding stock appreciation rights and deferred stock units.

(3)
Column (b) includes the weighted-average exercise price for outstanding stock options and stock appreciation rights.

MANAGEMENT AGREEMENTS

        The Company is a party to management agreements (the "Agreements") with certain of the executive officers of the Company. The purpose of each of the Agreements is to encourage the executive to continue to carry out his or her duties in the event of the possibility of a change in control of the Company and to remain in the service of the Company in order to facilitate an orderly transition in the event of an actual change in control of the Company.

        Each of the Agreements provides that the executive is entitled to receive his or her stated annual base salary, which is subject to annual review and adjustment by the Board of Directors. Each Agreement provides that the Board of Directors may not decrease the executive's annual base salary by more than 15% of the executive's prior year annual base salary. Each Agreement also provides that the executive will participate in certain of the Company's incentive programs and the Company's general benefits programs. Each Agreement provides that if the executive's employment is terminated by the Company or is terminated by the executive for good reason, as defined in the Agreements, for a period of one year from the termination date, the executive is entitled to continue to receive his or her annual base salary, receive the amount of the incentive award that would have been payable if the performance targets had been met and continue to participate in the Company's general benefit programs.

        Under the terms of each of the Agreements, if, between the occurrence of a change in control of the Company and the three-year anniversary date of such occurrence, an executive's employment is involuntarily terminated (for any reason other than death, disability, or for cause), the executive will be entitled to receive severance compensation and continue to participate in the Company's general benefit programs. If an executive resigns after certain changes in the executive's duties, compensation, benefits, work location or travel responsibilities, the executive shall be entitled to the same payments and benefits as if the executive had been involuntarily terminated without cause. Severance compensation is payable also if the termination occurs before the change in control but after steps to change control have been taken, provided that a change in control ultimately occurs. Severance compensation in connection with such changes in control consists of three times the executive's average annual taxable compensation during the executive's five taxable years preceding the change in control, minus $1.00, plus the continuation of certain insurance benefits, subject to reduction for the amount of any other severance compensation paid by the Company to the executive under any other agreement of the Company providing compensation in the event of involuntary termination and further reduction to the extent necessary to avoid excise taxation to the executive or non-deductibility to the Company under federal income tax laws. If an executive subject to an Agreement voluntarily terminates his or employment within 30 days after the first anniversary of a change in control and is not entitled to a payment of three times average annual compensation during the five-year period, the executive is nevertheless entitled to payment of one times the five-year average annual compensation, plus incentive payments and the continuation for one year of certain insurance benefits.

        Severance payments relating to a change in control are payable in a lump sum upon termination. As of the date of this Proxy Statement, the total severance compensation for Ms. Dolan would be $1,988,480; Mr. Carter, $750,798; Mr. Killingstad, $925,135; Mr. Lenders, $641,349 and Mr. Brausen, $706,052. The Company also will reimburse an executive for legal fees and expenses incurred in resolving disputes under the Agreement.

TENNANT COMPANY PENSION PLAN

        The Tennant Company Pension Plan provides fixed retirement benefits for certain employees of the Company. Based upon certain assumptions, including continuation of the Pension Plan as of January 1, 2003, without amendment, the following table shows the annual retirement benefits (including the additional retirement benefits described in the second sentence under "Tennant Company Excess Benefit Plan" below) which would be payable as a straight life annuity commencing at age 65 to persons at various salary levels after specified years of service.

	Years of Service
Annual Compensation
	10	15	20	25	30
$50,000	4,597	6,896	9,195	11,494	13,792
100,000	11,597	17,396	23,195	28,994	34,792
150,000	18,597	27,896	37,195	46,494	55,792
200,000	25,597	38,396	51,195	63,994	76,792
250,000	32,597	48,896	65,195	81,494	97,792
300,000	39,597	59,396	79,195	98,994	118,792
350,000	46,597	69,896	93,195	116,494	139,792
400,000	53,597	80,396	107,195	133,994	160,792
450,000	60,597	90,896	121,195	151,494	181,792
500,000	67,597	101,396	135,195	168,994	202,792
550,000	74,597	111,896	149,195	186,494	223,792
600,000	81,597	122,396	163,195	203,994	244,792
650,000	88,597	132,896	177,195	221,494	265,792

        Under the Pension Plan, benefits are payable based upon a percentage of a participant's final average pay excluding bonus, overtime or other special forms of remuneration. Currently under ERISA, as amended, the maximum annual amount that can be paid during 2003 to any individual is $160,000. Amounts in excess of that maximum as well as amounts based on compensation that is excluded from the Plan formula by ERISA or the terms of the Plan are covered under the Tennant Company Excess Benefit Plan. The years of credited service under the Pension Plan for the named executive officers are: Ms. Dolan 17 years and Mr. Brausen 3 years. If Ms. Dolan or Mr. Brausen were to retire currently, the final average pay used by the Plan to determine benefits payable pursuant to the above table as of December 31, 2002, would be $420,174 for Ms. Dolan and $208,128 for Mr. Brausen. Messrs. Carter, Killingstad and Lenders do not participate in the Pension Plan.

        The figures above are not subject to deductions for Social Security or other offset amounts.

TENNANT COMPANY EXCESS BENEFIT PLAN

        The Tennant Company Excess Benefit Plan provides additional benefits for highly compensated employees participating in the Tennant Pension Plan or the Tennant Profit Sharing and ESOP Plan. Employees participating in the Excess Benefit Plan who also participate in the Pension Plan receive a supplemental retirement benefit equal to the additional benefit that Tennant would have provided them under the Pension Plan if (a) various limitations imposed by the Internal Revenue Code were not applicable to such benefit, and (b) management bonuses and amounts that the employee elects to defer under the Tennant Company Deferred Compensation Plan were included in the Pension Plan's definition of earnings (upon which the Pension Plan benefits are based). This supplemental retirement benefit is paid to the employees at the same time as the Pension Plan benefits are paid to them.

        Employees participating in the Excess Benefit Plan who also participate in the Tennant Profit Sharing and ESOP Plan receive annual cash payments equal to the amount that Tennant would have contributed to the Profit Sharing and ESOP Plan if (a) various limitations imposed by the Internal Revenue Code were not applicable to such contribution, and (b) amounts that the employee elects to defer under the Tennant Company Deferred Compensation Plan were included in the Profit Sharing and ESOP Plan's definition of earnings (upon which Profit Sharing and ESOP Plan contributions are based).

        Effective January 1, 2003, the Tennant Company Excess Benefit Plan was merged into the Tennant Company Deferred Compensation Plan. In connection with the merger of the two plans, the terms of the Excess Benefit Plan were amended to specify that the amounts previously paid annually in cash to employees who participate in both the Excess Benefit Plan and the Tennant Profit Sharing and ESOP Plan will no longer be paid to them annually, but will instead be accumulated under a bookkeeping account maintained for them under the Deferred Compensation Plan. The account will be credited with interest at the same rate as applicable to amounts that an employee elects to defer under the Deferred Compensation Plan. Distribution of the account will begin at the employee's termination of employment.

COMPARATIVE STOCK PERFORMANCE

        The following graph compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return over the same period on the following indexes:

  •
  Overall Stock Market Performance (Media General Composite Index)

  •
  Industry Index (Media General Industry Groups Index 62—Industrial Goods, Manufacturing)

        This assumes an investment of $100 in the Company's Common Stock, the Media General Composite Index and the Media General Industry Index on December 31, 1997, with reinvestment of all dividends.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

Assumes $100 invested on December 31, 1997, with dividends reinvested.

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
Tennant Company	100.00	112.42	93.79	140.28	110.68	99.46
Overall Stock Market Performance Index (Media General)	100.00	86.29	95.31	86.82	87.06	77.22
Industry Index (Media General)	100.00	122.24	149.12	134.62	119.19	94.68

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors and executive officers are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's directors and executive officers, all Section 16(a) filing requirements were met for the year ended December 31, 2002, except as follows: a Form 4 filing made by Rex Carter to report the disposition of shares for tax withholding upon the lapse of restrictions on restricted stock was filed one day late.

APPOINTMENT OF AUDITORS

        At the annual meeting, a vote will be taken on a proposal to ratify the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2003. KPMG LLP are independent accountants and auditors who have audited the accounts of the Company annually since 1954. The Company has been advised that a representative of the firm will attend the shareholders' meeting. The representative will be available to respond to appropriate questions and will be given the opportunity to make a statement if the firm desires to do so.

SHAREHOLDER PROPOSALS

        Any shareholder proposal intended to be presented at the year 2004 Annual Meeting should be sent to the Secretary of the Company at 701 North Lilac Drive, P.O. Box 1452, Minneapolis, Minnesota 55440, and must be received on or before November 28, 2003, to be eligible for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting. If notice of any other shareholder proposal intended to be presented at the year 2004 Annual Meeting but not intended to be included in the Company's Proxy Statement and form of Proxy for such meeting is not received by the Company on or before February 1, 2004, the Proxy solicited by the Board of Directors of the Company for use in connection with that meeting may confer authority on the Proxies named to vote in their discretion on such proposal without any discussion in the Company's Proxy Statement for that meeting of either the proposal or how such Proxies intend to exercise their voting discretion.

        See "Directors—Election of Directors" with regard to certain requirements for nomination of persons for election as directors.

OTHER MATTERS

        So far as the management is aware, no matters other than those described in this Proxy Statement will be acted upon at the meeting. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the same in accordance with their judgment on such other matters.

March 27, 2003

By Order of the Board of Directors
Eric A. Blanchard, Secretary

TENNANT COMPANY ANNUAL MEETING OF SHAREHOLDERS 10:30 a.m. Thursday, May 1, 2003 Radisson Hotel & Conference Center 3131 Campus Drive Plymouth, MN 55441

DIRECTIONS FROM THE NORTHWEST:
Rogers, St. Cloud, Elk River
Interstate 94 East to South 494.
Interstate 494 South to East Highway 55.
Left turn at Northwest Blvd.
Third left at Xenium. Second Block on Left.	DIRECTIONS FROM THE EAST: Minneapolis Interstate 394 West. North on Interstate 494 to East on Highway 55. Left turn (north) at Northwest Blvd. Third left at Xenium. Second Block on Left.
DIRECTIONS FROM THE SOUTHWEST: Eden Prairie, Minnetonka, Chaska Interstate 494 North to Highway 55 East. Left turn at Northwest Blvd. Third left (north) at Xenium. Second Block on Left.
DIRECTIONS FROM THE NORTHEAST:
Brooklyn Center, Fridley
Interstate 694 West to 494 South.
Interstate 494 South to East Highway 55.
Left turn at Northwest Blvd.
Third left (north) at Xenium. Second Block on Left.
Enter the building through the entrance directly across the driveway from the parking ramp.
DIRECTIONS FROM THE AIRPORT & SOUTHEAST AREA:
Bloomington, Edina, St. Paul
Interstate 494 West to North 494.
North on Interstate 494 to East Highway 55.
Left turn (north) at Northwest Blvd.
Third left at Xenium. Second Block on Left.
TENNANT COMPANY 701 North Lilac Drive P.O. Box 1452 Minneapolis, MN 55440	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Eric A. Blanchard and Anthony T. Brausen, and each of them, as Proxies, each with the power to appoint his/her substitute, and hereby authorizes them or any of them to represent and to vote, as designated herein, all the shares of Common Stock of Tennant Company (the "Company") held of record by the undersigned on March 3, 2003, at the Annual Meeting of Shareholders to be held on May 1, 2003, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

Furthermore, if I am a participant in the Tennant Company Profit Sharing and Employee Stock Ownership Plan (the "Plan"), I hereby instruct Vanguard Fiduciary Trust Company, as Trustee of the Plan, to "vote," in the manner specified in the Plan, at the Annual Meeting of Shareholders, and at any adjournment thereof, all shares of Common Stock of the Company held in the Plan with respect to which I have authority to direct voting.

I understand that the Trustee will vote, in accordance with my instructions, the shares of the Company's Common Stock allocated to my account under the Plan. The Trustee is hereby instructed to vote as indicated herein on the following proposals which are more fully described in the Company's Notice of Annual Meeting of Shareholders and Proxy Statement dated March 28, 2003.

THESE INSTRUCTIONS, WHEN PROPERLY EXECUTED, WILL BE FOLLOWED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED PARTICIPANT. IF NO DIRECTION IS MADE, I UNDERSTAND THAT THE TRUSTEE WILL VOTE MY SHARES IN THE SAME PROPORTION AS THE SHARES OF ALL PARTICIPANTS WHO GAVE DIRECTIONS.

The undersigned understands that, in accordance with the terms of the Plan, these instructions shall be held in the strictest confidence by the Trustee and shall not be divulged or released to any person, including officers or employees of the Company.

See reverse for voting instructions.

COMPANY #
CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the named Proxies and, if applicable, the Trustee to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK • EASY • IMMEDIATE

  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on April 30, 2003.

  •
  You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.

  •
  Follow the simple instructions the Voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/tnc/ — QUICK • EASY • IMMEDIATE

  •
  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 30, 2003.

  •
  You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Tennant Company, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

V Please detach here V

1.	TO ELECT DIRECTORS, such that the total number of directors is seven:	01 William I. Miller 02 Edwin L. Russell	☐	FOR all nominees (except as marked)	☐	WITHHOLD AUTHORITY To vote for all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

If elected, Mr. Miller and Mr. Russell will serve for a term of three years.
2.	TO RATIFY THE APPOINTMENT OF KPMG LLP as the independent auditors of the Company.	☐ For ☐ Against ☐ Abstain
3.	IN THEIR DISCRETION, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Address Change? Mark Box ☐ Indicate changes below:		Date , 2003

Signature(s) in Box Please sign exactly as name appears to the left.

QuickLinks

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
DIRECTORS
  ELECTION OF DIRECTORS
COMPENSATION OF DIRECTORS
TENNANT COMPANY AUDIT COMMITTEE REPORT
FEES PAID TO INDEPENDENT AUDITOR
EXECUTIVE COMPENSATION
  EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
  SUMMARY COMPENSATION TABLE
  STOCK OPTION AWARDS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES(1)
  EQUITY COMPENSATION PLAN INFORMATION
MANAGEMENT AGREEMENTS
  TENNANT COMPANY PENSION PLAN
  TENNANT COMPANY EXCESS BENEFIT PLAN
COMPARATIVE STOCK PERFORMANCE
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
APPOINTMENT OF AUDITORS
SHAREHOLDER PROPOSALS
OTHER MATTERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.